Exhibit 18.1
May 7, 2009
Board of Directors
Compass Diversified Holdings
61 Wilton Road
Westport, CT 06880
Dear Directors:
We are providing this letter solely for inclusion as an exhibit to Compass Diversified Holdings and Subsidiaries’ (the “Company”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.
As stated in Note B to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, the Company changed its method of applying Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”) such that the annual impairment testing date relating to goodwill was changed from April 30 to March 31. This change in the method of applying an accounting principle is considered a change in accounting principle. Note B also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because the move of the impairment testing will be to a fiscal quarter-ending date when data necessary to perform the annual testing is more readily available.
With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.
Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.
We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We have also not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2008. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Very truly yours,
/s/ GRANT THORNTON LLP

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